Exhibit 10.1

July 8, 2008

Mr. Daniel Elliott
President and Chief Executive Officer
Phoenix Motorcars, Inc.
401 S. Doubleday Ave.
Ontario, CA  91761

Subject:    Principals of Agreement

Dear Dan,

Altairnano, Inc. (“Altair”) and Phoenix Motorcars, Inc. (“Phoenix”) have come to an agreement regarding the shipment and title transfer of forty-seven (47) Generation 1 prototype batters for the use in Phoenix demonstration vehicles.  The parties have furthermore agreed to the disposition of 2007 notes payable, which were referenced in a letter sent by Terry Copeland to Dan Elliott on March 7, 2008.  The agreement regarding the preceding issues is as follows:

1.           Altair will ship in total forty-seven (47) Generation 1 prototype batteries FOB to Phoenix’s Ontario facility for exclusive use in Phoenix demonstration vehicles.  Terms related to the use of the batteries in the demonstration vehicles have been generally agreed to in a previous agreement between the parties dated June 26, 2008.

2.           Upon receipt by Phoenix of any CARB ZEV credits related to the demonstration vehicles referenced in paragraph “1” above, Phoenix will remit either ten (10) percent of the credits to Altair or the equivalent monetized value in dollars.  Phoenix must notify Altair that it has received such credits, the number of credits received, and the monetized value of received credits, if known, within thirty (30) days of receipt.

3.           With this document Altair forgives the 2007 notes payable in the amount of $1,721,918.78 and accounts receivable in the amount of $2,072.54, and agrees Phoenix has no further obligation to pay them.

This agreement may only be modified by mutual agreement of the parties in writing, and it will be interpreted in accordance with California law.  The batteries are provided to Phoenix “as is” without explicit or implied warranties.  As noted in the agreement dated June 26, 2008, a definitive agreement containing clauses directed to limitation of liability, conditions of use and other terms will be subsequently negotiated and executed using commercially reasonable efforts.

AGREED:

/s/ Terry Copeland	/s/ Daniel Elliott
Terry Copeland	Daniel Elliott
CEO and President	President and Chief Executive Officer
Altairnano, Inc.	Phoenix Motorcars, Inc.